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                                                                   EXHIBIT 23.5



August 26, 1994



TRITON ENERGY CORPORATION
6688 North Central Expressway
Suite 1400
Dallas, Texas
75026



Reference:     CONSENT OF INDEPENDENT PETROLEUM ENGINEERS



Dear Gentlemen:

We hereby consent to the incorporation by reference from Triton Energy ended May 31, 1994 of the estimates of the net proved reserves and future net cash inflows of the Company prepared by our firm and our related calculations. We also hereby consent to the references to our firm as "experts" and the specific references to our firm in "Business - Reserves" and "Experts."


Very truly yours,


MCDANIEL & ASSOCIATES CONSULTANTS LTD.



/s/ W.C. Seth
- - - -------------------------------
W.C. Seth, P. Eng.,
President & Managing Director



Calgary, Alberta, Canada
Dated:  August 26, 1994